Exhibit 10.1

August 15, 2013

Mr. Fareed A. Khan

Address on file

Dear Fareed,

On behalf of US Foods, Inc. (the “Company” or “US Foods”), I am delighted to confirm the terms of our offer for you to become the Chief Financial Officer with a start date of September 9, 2013. The key terms of this employment offer are as follows:

• Annual Base Salary	$600,000
• Target Bonus Percentage	75% of Annual Base Salary
• 2013 Annual Bonus Guarantee	minimum of $150,000, gross
• Sign-on Cash Bonus	$650,000, gross; paid at hire
• Sign-on Restricted Stock Grant	$1,000,000 grant value
vests 1/3 on 31 Dec 2013, 31 Dec 2014 and 31 Dec 2015
• Equity Investment Opportunity	$375,000
• Annual Perquisite Allowance	$12,000, after taxes
• Annual Vacation Allowance	4 weeks

US Foods Annual Incentive Plan

You will be eligible to participate in the US Foods Annual Incentive Program beginning with the 2013 calendar year. Your eligibility for, and participation in the Annual Incentive Program will be subject to the terms and conditions of the US Foods, Inc. Annual Incentive Plan document.

For the 2013 Annual Incentive Program, and provided you remain employed with US Foods through December 31, 2013, you are guaranteed a minimum bonus payment (to be paid in 2014) of at least $150,000 (gross).

Sign-On Cash Bonus

As soon as practicable after your start date you will receive a sign-on bonus in the amount of $650,000 (gross). You will be required to repay all or a portion of your sign-on bonus if your employment with US Foods is terminated for any reason prior to the dates and in the amounts set forth below, provided, however, that your repayment will not be required if such termination is due to your death or Disability, your termination by the Company without Cause, termination by you for Good Reason or if you are unsuccessful in acquiring the necessary documents to work within the United States. The terms “Disability,” “without Cause” and “Good Reason” are as defined in the severance agreement to be executed between you and US Foods.

Termination on or prior to	Repayment percentage
• 1st anniversary of start date	100%
• 2nd anniversary of start date	67%
• 3rd anniversary of start date	33%

9399 West Higgins Road, Suite 500 | Rosemont, IL 60018 | TEL 847-720-8000 | www.usfoods.com

Mr. Fareed A. Khan

August 15, 2013

Equity Investment Opportunity

You will make an equity investment in the amount of $375,000 in common stock of USF Holding Corp., not later than thirty (30) days after your start date, and in accordance with the terms of the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates. You will be required to enter into a Management Stockholder’s Agreement and Sale Participation Agreement in forms previously used by the Company for similarly situated executives of the Company, that will govern the terms of your acquisition and holding of all of the common stock and stock options that you will hold. Full details of this opportunity will be provided to you under separate cover.

As part of the equity investment offering opportunity, you will be granted options on a number of shares of USF Holding Corp. common stock that is equal to 4.0 times the number of shares that you purchase through your equity investment. Fifty percent (50%) of the granted stock options will vest ratably over four years based upon the attainment of corporate EBITDA targets, and fifty percent (50%) will vest ratably over four years based upon your time in service as an employee of US Foods. Full details of this grant will be provided to you under separate cover, and the grant will be made to you pursuant to a Stock Option Agreement previously used by the Company for similarly situated executives of the Company.

Sign-On Restricted Stock Grant

As soon as practicable after your start date and contingent upon approval by the Compensation Committee of the Board of Directors, you will receive a grant of restricted common stock of USF Holding Corp.

The grant will have a grant date fair market value of $1,000,000 with vesting to occur ratably over a three year period on each of December 31, 2013, 2014 and 2015, subject to your continued employment with us. The actual number of shares granted pursuant to the Restricted Stock award will be calculated based upon the fair market value of USF Holding Corp. common stock at time of the grant.

Full details of this grant will be provided to you under separate cover, and the grant will be made to you pursuant to a Restricted Stock Award Agreement previously used by the Company for similarly situated executives of the Company.

Long-Term Incentive Compensation

Commensurate with your level within the Company, and contingent upon approval by the Compensation Committee of the Board of Directors, you will participate in the Company’s long-term incentive compensation program.

Mr. Fareed A. Khan

August 15, 2013

As currently designed, the long-term incentive compensation program is comprised of annual grants of equity – seventy five percent (75%) of the equity granted will be in the form of stock options and twenty five percent (25%) of the equity granted will be in the form of restricted stock units. Fifty percent (50%) of the equity granted will vest ratably over four years based upon the attainment of certain corporate performance targets (EBITDA is currently being used as the performance metric), and fifty percent (50%) will vest ratably over four years based upon your time in service as an employee of US Foods.

Your participation in the long-term incentive program will begin in 2015. For 2015, the targeted annual equity grant value for your position level is anticipated to be $750,000. The actual size of the stock option grant and the restricted stock units grant will be calculated based upon the fair market value of US Foods stock at time of grant.

Full details of this grant will be provided to you under separate cover, and the grant will be made to you pursuant to equity award agreements previously used by the Company for similarly situated executives of the Company.

Annual Perquisite Allowance

You will receive an annual perquisite allowance equal to $12,000, after taxes. The perquisite allowance is intended to defray the cost of expenses such as financial or legal planning, club membership, or executive physicals.

Severance Agreement

Full details regarding severance available to you after your start date will be provided in an Executive Severance Agreement to be entered into between you and US Foods, Inc. in substantially the form the Company provides to its senior executives. This Executive Severance Agreement will provide, among other things, for severance payments of 18 months of “Annual Base Salary” and an 18-month “Annual Bonus Amount”; and a payment in lieu of 18 months of medical benefits, all as set forth fully (and subject to) the form of agreement to be provided to you.

Health & Welfare and Retirement Benefits

You will be eligible for the standard Health & Welfare and Retirement benefits programs made available to all similarly situated executives of the Company from time to time. Your participation in the health, welfare and retirement benefits will be subject to the terms and conditions of each plan.

Mr. Fareed A. Khan

August 15, 2013

Again, we are delighted to make this offer for you to join the executive team and look forward to the valuable contributions you will make as you lead the Company. We request that you acknowledge acceptance of this offer, as the terms are conditional pending your written acceptance in addition to execution of the US Foods, Inc. Non-Solicitation and Non-Disclosure Agreement.

If you accept this offer, you will serve as an at-will employee of US Foods, subject to the provisions of the Executive Severance Agreement. This means that your employment with US Foods will have no specific or definite term, and that either you or the Company may terminate the relationship at any time for any reason, or no reason at all, and with or without notice, subject to the provisions of the Executive Severance Agreement. This letter agreement, the Executive Severance Agreement, and the relevant equity agreements referenced in this letter agreement, comprise the understanding between you and the Company concerning your employment with US Foods and do not constitute a guarantee of employment.

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable US Foods plans, programs and policies referenced herein. Nothing in this letter in any way limits our right to amend or terminate those plans, programs or policies.

I welcome any questions regarding this offer and look forward to your acceptance and the opportunity to work together.

Best regards,

/s/ John Lederer
John Lederer
Chief Executive Officer
US Foods

Accepted By:	/s/ Fareed A. Khan
Fareed A. Khan

cc: Dave Esler